SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2008

MEMSIC, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33813	04-3457049
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Tech Drive, Suite 325, Andover, MA 01810

(Address of principal executive offices) (Zip Code)

One Tech Drive, Suite 325, Andover, MA 01810

(Mailing Address)

(978) 738-0900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 11, 2008 Shang Hsaio notified us that he intends to resign as our Chief Financial Officer, effective June 16, 2008, in order to pursue other interests. Our Board of Directors has appointed Patricia Niu, our Vice President, Finance, to act as Chief Financial Officer on an interim basis while we conduct an executive search for a new Chief Financial Officer.

ITEM 8.01	Other Events

On June 11, 2008 we issued a press release announcing revised guidance for our second quarter ending June 30, 2008. For the second quarter of 2008, we anticipate revenue in the range of $5.5 to $5.6 million compared to a prior expectation of revenue between $7.0 and $7.3 million. The lower anticipated revenue reflects reduced demand for products in the mobile handset segment arising after the recent earthquake in China and increased pricing pressure. GAAP net income for the second quarter of 2008 is anticipated to be in the range of $0.02 to $0.03, compared to prior expectations in the range of $0.07 to $0.08 per diluted share. Non-GAAP net income, which excludes approximately $360,000 in stock-based compensation expenses, is anticipated to be in the range of $0.03 to $0.04, compared to prior expectations in the range of $0.08 to $0.09 per diluted share. Average diluted share count for the quarter is estimated to be 23.8 million. A copy of our press release is included as Exhibit 99.1 to this Current Report.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description	Furnished with this Form 8-K	Incorporated by Reference
			Form	Filing Date	Exhibit No.
99.1	Press release dated June 11, 2008.	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMSIC, INC.

By:	/s/ Patricia Niu
Patricia Niu, Vice President, Finance

Date: June 11, 2008